Exhibit 99
C R O S S	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY ANNOUNCES PRELIMINARY 2009 FINANCIAL RESULTS AND CERTAIN FORWARD LOOKING FINANCIAL INFORMATION

LINCOLN, Rhode Island, January 11, 2010 - A.T. Cross Company (NASDAQ: ATX) today announced that its previously released earnings per share guidance of between $0.11 and $0.15 for 2009 will be met and is providing preliminary guidance for 2010 of between $0.33 and $0.35 per share. Further, the Company expects 2010 earnings before interest, taxes, depreciation and amortization, to be approximately $15 million.

The Company's 2009 preliminary results and certain forward looking information will be presented at the Cowen and Company 8th Annual Consumer Conference in New York, NY on Tuesday, January 12, 2010 at 9:00 am EST.

The presentation will be webcast live and may be accessed under the investor relations section of the Company's website, www.cross.com. The webcast can also be found on the Cowen and Company website, www.cowen.com.

Commenting on the preliminary full year's success and outlook going forward, David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "Both of our operating segments finished the year with a strong December. We were highly focused in 2009 on continuing to invest in Costa Del Mar, whose growth this year speaks to the long-term strength of the brand, transforming the Native Eyewear brand to set it up for success and aggressively rationalizing the Cross cost base to allow that division to expand operating margins. We have managed our balance sheet very well which allowed us to repurchase 10% of our shares in December. I am optimistic that the future will reward our shareholders."

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa Del Mar website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.